Exhibit 10.5

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (this “Amendment”) is entered into effective as of the  31st   day of March, 2011 (the “Effective Date”), by and between THE MESA GROUP, INC., a Texas corporation, hereinafter referred to as "Consultant", whose address is 7598 N. Mesa Street, Suite 205, El Paso, Texas 79912 and VERECLOUD, INC., a Nevada corporation, hereinafter referred to as "Company", whose address is 6560 S. Greenwood Plaza Blvd., Suite 400, Englewood, Colorado 80111.

RECITALS

WHEREAS, Company and Consultant entered into that certain Independent Contractor Consulting Agreement, dated effective June 10, 2010 (the “Agreement”); and

WHEREAS, Company and Consultant have agreed to amend the Agreement as set forth herein; and

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

I.          MODIFICATIONS, DELETIONS, SUBSTITUTIONS AND ADDITIONS

A.         Term.  Section 3(a) of the Agreement is hereby deleted and the following is substituted in its place:

“Term.  Company hereby engages Consultant as an independent contractor and Consultant accepts such engagement with Company for a term beginning June 10, 2010 and ending on June 30, 2014, unless such Term shall be terminated under the provisions of this Agreement  (the “Consulting Period” or “Term”).”

B.          Consideration.  Section 3(b)(1) of the Agreement is hereby deleted and the following substituted in its place:

“(1)           Consideration and Payment Dates.  The payments hereunder shall be made by Company to Consultant in twelve (12) equal quarterly payments in the amount of SIXTY-TWO THOUSAND NO/100THS DOLLARS ($62,000.00) per each calendar quarter.  The first of such quarterly payments being due and payable upon the earlier of:  (i) thirty (30) days following Company securing and closing upon long-term financing of a principal amount not less than $3,000,000.00; or (ii) September 30, 2011.  Quarterly payments after the first payment shall be due and payable thereafter on the last day of every calendar quarter (December 31, March 31, and June 30, and September 30) through and including the twelfth (12th) quarter thereafter. Without limitation upon the foregoing, the parties hereto hereby expressly acknowledge and agree that a portion of the above consideration is in recognition of, and as consideration for, valuable consulting and other services rendered prior to June 10, 2010 by Consultant upon behalf of, and/or for the benefit of, Company.”

II.           REMAINING TERMS AND PROVISIONS.  Except as amended or otherwise modified herein, all terms and provisions of the Agreement shall remain in full force and effect as written, and Company and Consultant hereby agree and acknowledge that this Amendment will not modify or otherwise alter their respective duties, obligations and liabilities under the Agreement or any of the obligations described therein.

 IV.           COUNTERPARTS.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

THIS FIRST AMENDMENT TO INDEPENDENT CONTRACTOR CONSULTING AGREEMENT AND ANY OTHER DOCUMENTS PREVIOUSLY OR NOW EXECUTED IN CONNECTION WITH THE OBLIGATIONS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CONSULTANT: THE MESA GROUP, INC.

By:	/s/ Scott M. Schwartz
Name:	Scott M Schwartz
Its:	Chairman and Chief Executive Officer

COMPANY: VERECLOUD, INC.

By:	/s/ John F. McCawley
Name:	John F. McCawley
Its:	Chief Executive Officer

[Execution Page to First Amendment to Consulting Agreement]